EXHIBIT 11.1

RICHFOOD HOLDINGS, INC.
COMPUTATION OF NET EARNINGS PER COMMON SHARE
(Dollar amounts in thousands, except  per share data)

 First Quarter Ended
                            July 22,                July 23,
                              1995                    1994
                              (12 Weeks)        (12Weeks)

NET EARNINGS:                 $ 6,366	           $ 4,868

PRIMARY EARNINGS PER COMMON SHARE:
	Weighted average number of
		common shares outstanding   21,428,187        21,352,819

	Net additional common shares
		issuable upon exercise of
		dilutive options, determined
		by treasury stock method	     314,145	           244,397

	Common shares and equivalents	21,742,332       	21,597,216

	Net earnings per common share (a)	$  0.29    $  0.29


FULLY DILUTED EARNINGS PER
 COMMON SHARE:
	Common shares and equivalents	21,742,332        	21,597,216

	Net additional common shares
		issuable upon exercise of
		dilutive options, determined by
		treasury stock method
		using quarter-end market price,
		if higher than average price	    22,069           -
    Common shares and equivalents (b)21,764,401     21,597,216
	Net earnings per common share (a)	$  0.30        $  0.23


NOTE:  	(a)  Dilution is less than 3%.
       	(b) The Company does not have any other potentially dilutive securities.